ride the light
QWEST                                                                       NEWS

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                         QWEST COMMUNICATIONS STATEMENT
                         REGARDING KMC TELECOM HOLDINGS

Denver, February 13, 2002 ---- Qwest Communications International Inc. today issued the following statement in response to a Wall Street Journal article regarding Qwest's relationship with KMC Telecom Holdings Inc.:

Qwest entered into its relationship with KMC to accelerate Qwest's entry in the fast-growing dial-up Internet market. The relationship enabled Qwest to rapidly deploy an Internet platform to support major contracts with leading access and content providers such as AOLTime Warner and Microsoft's MSN unit. The company has previously disclosed its relationship with KMC to investors and has accounted for the transactions using standard accounting practices.

Qwest has accounted for its obligations to KMC as routine operating leases, in accordance with generally accepted accounting principles. These are conventional take-or-pay commitments widely used in the telecommunications industry, in contrast to off balance sheet debt transactions. KMC is not a Qwest affiliate.

As part of the transactions, KMC purchased Internet infrastructure equipment from Qwest to support delivery of the access ports to Qwest and to take advantage of Qwest's ability to buy the equipment at a lower price than KMC would otherwise pay.

Revenues for Internet equipment sales, including other Internet equipment sales to KMC and others in 2000 and 2001, were 2.6 percent in 2000 and 1.5 percent in 2001. Qwest does not expect to have similar sales in 2002.

Qwest discussed its Internet equipment sales on its conference call with analysts, investors and the media October 31, 2001 about third quarter earnings; and discussed the KMC transactions more specifically in Qwest's investment community meeting December 13, 2001 with investors in Denver. Both the conference call and the investment community meeting were broadcast over the Web. On December 21, 2001, Qwest posted on its investor Web page financial information that included these Internet equipment revenues for 2000 and 2001.

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ABOUT QWEST
Qwest Communications International Inc. (NYSE: Q) is a leader in reliable, scalable and secure broadband data, voice and image communications for businesses and consumers. The Qwest Macro Capacity(R) Fiber Network, designed with the newest optical networking equipment for speed and efficiency, spans more than 190,000 miles globally. For more information, please visit the Qwest Web site at www.qwest.com.

                                      # # #


This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Qwest Communications International Inc. (together with its affiliates, "Qwest", "we" or "us") with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: potential fluctuations in quarterly results; volatility of Qwest's stock price; intense competition in the markets in which we compete; changes in demand for our products and services; the duration and extent of the current economic downturn, including its effect on our customers and suppliers; adverse economic conditions in the markets served by us or by companies in which we have substantial investments; dependence on new product development and acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; rapid and significant changes in technology and markets; adverse changes in the regulatory or legislative environment affecting our business, delays in our ability to provide interLATA services within our 14-state local service area; failure to maintain rights-of-way; and failure to achieve the projected synergies and financial results expected to result from the acquisition of U S WEST, and difficulties in combining the operations of the combined company. This release may include analysts' estimates and other information prepared by third parties for which we assume no responsibility. We undertake no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Qwest logo is a registered trademark of, and CyberCenter is a service mark of, Qwest Communications International Inc. in the U.S. and certain other countries.


      Contacts:   Media Contact:          Investor Contact:
                  -------------           ----------------
                  Name  Tyler Gronbach    Lee Wolfe
                  Phone 303 992 2155      800-567-7296
                                          IR@qwest.com


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